EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of RF Industries Ltd. on Form S-8 of our report dated January 20, 2006, on our audits of the financial statements of RF Industries Ltd. as of October 31, 2005 and 2004, and for the years then ended, which report is included in the Company's Annual Report on Form 10-KSB.

/s/ J. H. COHN LLP

San Diego, California
June 27, 2006

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